Exhibit 99.1

Aeglea BioTherapeutics Reports Second Quarter 2021 Financial Results and Corporate Highlights

Initiated Dosing in Phase 1/2 Clinical Trial of AGLE-177 in Homocystinuria

Strengthened Leadership Team with Key Appointments, Including Jonathan Alspaugh as Chief Financial Officer

Austin, Texas, August 5, 2021 - Aeglea BioTherapeutics, Inc. (Nasdaq:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics as innovative solutions for rare metabolic diseases, today announced financial results for the second quarter ended June 30, 2021, and reviewed recent corporate updates and program highlights.

“2021 is proving to be a pivotal year for Aeglea. In the second quarter, we achieved a significant milestone in our second clinical development program. With the initiation of dosing in our Phase 1/2 clinical trial of AGLE-177, Aeglea is making progress for patients who suffer from Homocystinuria, a rare and progressive disease which currently has limited treatment options,” said Anthony Quinn, M.B Ch.B, Ph.D., president and chief executive officer of Aeglea. “Additionally, with the strengthening of our leadership team, deepening relationship with the rare disease community and advancing our scientific communications platform, we continue to prepare for the data readout for our Phase 3 clinical trial of pegzilarginase in Arginase 1 Deficiency in the fourth quarter as well as lay the groundwork for potential approval and commercialization.”

Second Quarter and Recent Highlights and Updates

AGLE-177 in Homocystinuria

•

Initiated dosing with AGLE-177 in a Phase 1/2 clinical trial in people with Homocystinuria. The trial is anticipated to enroll 16–20 patients at sites located in the United Kingdom and Australia. Aeglea expects to provide a clinical update prior to the end of 2021.

Pegzilarginase in Arginase 1 Deficiency

•

Published 20-week data from a Phase 1/2 and open-label extension studies of pegzilarginase in the Journal of Inherited Metabolic Disease. The article, titled “Clinical Effect and Safety Profile of Pegzilarginase In Patients with Arginase 1 Deficiency,” is available in the July issue.

Corporate

•	Strengthened the leadership team with appointment of Jonathan Alspaugh as chief financial officer and Jim Kastenmayer as general counsel.
o	Mr. Alspaugh joined Aeglea from Evercore, where he most recently served as a managing director in the firm's corporate advisory business.
o

Mr. Kastenmayer joined Aeglea from Viela Bio, where he provided strategic guidance and legal advice, including advising Viela in connection with the FDA approval and launch of its first commercial product.

•	Expanded the board of directors with the appointment of Marcio Souza. Mr. Souza serves as the president & chief executive officer of Praxis Precision Medicines.
•	Participated in Rare Disease Awareness Week on Capitol Hill 2021, meeting with patient advocates and law makers to raise awareness and discuss the specific needs facing the rare disease community.
•

Supported the launch of the Rare Disease Company Coalition, a unified voice of life science companies committed to discovering, developing and delivering rare disease treatments, of which Aeglea is a founding member.

Upcoming Investor Events

•	Wells Fargo 2021 Virtual Healthcare Conference, September 9–10
•	HC Wainwright 23rd Annual Global Investment Conference, September 13–15
•	2021 Cantor Virtual Healthcare Conference, September 27–30

Second Quarter 2021 Financial Results

As of June 30, 2021, Aeglea had available cash, cash equivalents, marketable securities and restricted cash of $130.4 million inclusive of the $21.5 million upfront cash payment received from Immedica Pharma AB pursuant to the March 2021 license and supply agreement. The Company expects its cash, cash equivalents and investments will enable it to fund its operating expenses and capital expenditure requirements into 2023.

Aeglea recognized license and development revenues of $13.7 million in the second quarter of 2021, as a result of its license and supply agreement with Immedica for the commercial rights of pegzilarginase in certain territories outside the United States. The revenues recorded in the second quarter of 2021 are related to the transfer of the license and delivery of trial and regulatory services.  Aeglea recognized no revenue for the corresponding period of 2020.

Research and development expenses totaled $13.6 million for the second quarter of 2021 and $16.9 million for the second quarter of 2020. The decrease was primarily associated with completing certain pre-commercial manufacturing activities for Aeglea’s lead product candidate, pegzilarginase.

General and administrative expenses totaled $6.8 million for the second quarter of 2021 and $4.7 million for the second quarter of 2020. This increase was primarily due to ramping-up the Company’s commercial capabilities and infrastructure.

Net loss totaled $6.8 million and $21.4 million for the second quarter of 2021 and 2020, respectively, with non-cash stock compensation expense of $2.1 million and $1.6 million for the second quarter of 2021 and 2020, respectively.

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme, which has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of patients with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality. Aeglea’s Phase 1/2 and Phase 2 open-label extension data for pegzilarginase in patients with ARG1-D demonstrated clinical improvements and sustained lowering of plasma arginine. The Company’s ongoing single, global pivotal Phase 3 PEACE trial is designed to assess the effects of treatment with pegzilarginase versus placebo over 24 weeks with a primary endpoint of plasma arginine reduction. Pegzilarginase has received multiple regulatory designations, including Rare Pediatric Disease, Breakthrough, Fast Track and Orphan Drug Designations from the FDA as well as Orphan Drug Designation from the European Medicines Agency.

About AGLE-177 in Homocystinuria

AGLE-177 is a novel recombinant human enzyme, which degrades the amino acid homocysteine and its related homocystine dimer. AGLE-177 is currently being studied in a Phase 1/2 clinical trial for the treatment of patients with Classical Homocystinuria, a rare inherited disorder of methionine metabolism that results in elevated levels of homocysteine and homocystine. Homocysteine accumulation plays a key role in multiple progressive and serious disease-related complications, including thromboembolic vascular events, skeletal abnormalities (including severe osteoporosis), developmental delay, intellectual disability, lens dislocation and severe near sightedness. Preclinical data demonstrated that AGLE-177, which is designed to lower abnormally high blood levels of homocysteine, improved important disease-related abnormalities and survival in a mouse model of Homocystinuria. AGLE-177 has received both U.S. and EU Orphan Drug Designation as well as U.S. Rare Pediatric Disease Designation.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. Aeglea's lead product candidate, pegzilarginase, is in a pivotal Phase 3 trial for the treatment of Arginase 1 Deficiency and has received both Rare Pediatric Disease and Breakthrough Therapy Designations. The Company began dosing patients in a Phase 1/2 clinical trial of AGLE-177 for the treatment of Homocystinuria in June 2021. AGLE-177 has also been granted Rare Pediatric Disease Designation. Aeglea has an active discovery platform focused on engineering small changes in human enzymes to have a big impact on the lives of patients and their families. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments from our agreement with Immedica, cash forecasts, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, timing and results of meetings with regulators, the timing of announcements and updates relating to our clinical trials and related data, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, the potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-Q for the quarter ended June 30, 2021 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:

Kelly Boothe, Ph.D.
Senior Director, Corporate Communications
Aeglea BioTherapeutics
512.399.5458
media@aeglea.com

Investor Contact:

Joey Perrone

Vice President, Finance & Investor Relations

Aeglea BioTherapeutics

investors@aeglea.com

Financials

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$34,765	$90,095
Marketable securities	93,813	56,178
Prepaid expenses and other current assets	5,790	3,516
Total current assets	134,368	149,789
Restricted cash	1,846	1,842
Property and equipment, net	5,208	5,642
Operating lease right-of-use assets	4,012	4,230
Other non-current assets	1,548	115
TOTAL ASSETS	$146,982	$161,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,221	$2,254
Operating lease liabilities	412	319
Deferred revenue	5,530	—
Accrued and other current liabilities	12,441	13,870
Total current liabilities	20,604	16,443
Non-current operating lease liabilities	4,880	5,129
Deferred revenue, net of current portion	2,274	—
Other non-current liabilities	200	214
TOTAL LIABILITIES	27,958	21,786

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of June 30, 2021 and December 31, 2020; no shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 49,025,956 shares and 47,959,086 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	5	5
Additional paid-in capital	420,064	415,824
Accumulated other comprehensive income	11	11
Accumulated deficit	(301,056)	(276,008)
TOTAL STOCKHOLDERS’ EQUITY	119,024	139,832
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$146,982	$161,618

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
License	$12,000	$—	$12,000	$—
Development fee	1,696	—	1,696	—
Total revenue	13,696	—	13,696	—

Operating expenses:
Research and development	13,579	16,869	25,434	31,431
General and administrative	6,822	4,691	13,176	9,151
Total operating expenses	20,401	21,560	38,610	40,582
Loss from operations	(6,705)	(21,560)	(24,914)	(40,582)

Other income (expense):
Interest income	19	161	41	461
Other expense, net	(52)	(19)	(83)	(25)
Total other income (expense)	(33)	142	(42)	436
Loss before income tax expense	(6,738)	(21,418)	(24,956)	(40,146)
Income tax expense	(92)	—	(92)	—
Net loss	$(6,830)	$(21,418)	$(25,048)	$(40,146)

Net loss per share, basic and diluted	$(0.10)	$(0.40)	$(0.38)	$(0.93)
Weighted-average common shares outstanding, basic and diluted	65,631,906	52,941,603	65,618,207	43,019,670